Date:	October 17, 2013

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS THIRD QUARTER 2013 EARNINGS

•	Q3 net income of $4.2 million and diluted EPS of $0.54
•	Net interest margin of 4.06% for Q3 2013
•	Nonperforming assets 0.67% of total assets
•	Tangible common equity to tangible assets 9.62%

Danville, VA -- American National Bankshares Inc. (NASDAQ:  AMNB), parent company of American National Bank and Trust Company, today announced third quarter 2013 net income of $4,243,000 compared to $3,639,000 for the third quarter of 2012, a $604,000 or 16.6% increase. Diluted earnings per share were $0.54 for the 2013 quarter and $0.46 for the comparable 2012 quarter. This quarterly net income produced for 2013 a return on average assets of 1.30%, a return on average equity of 10.40%, and a return on average tangible equity of 14.90%.

Net income for the first nine months of 2013 was $12,604,000 compared to $12,088,000 for the comparable period of 2012, a $516,000 or 4.3% increase.

Diluted earnings per share were $1.60 for the 2013 period compared to $1.54 for the 2012 period.Earnings for the 2013 and 2012 periods were favorably impacted by the July 2011 merger between American National and MidCarolina Financial Corporation ("MidCarolina").

Financial Performance and Overview

Jeffrey V. Haley, President and Chief Executive Officer, reported, "We are pleased that over the past year our loan portfolio has seen growth. This is the third consecutive quarter that our loan portfolio has grown, albeit modest growth. The growth was noteworthy because this is the first time since the July 2011 merger with MidCarolina that we've been able to report year-over-year loan growth. The bank's loan growth was driven by its North Carolina market.

 "At September 30, 2013, American National had $798,996,000 in loans compared to $797,818,000 at September 30, 2012, an increase of $1,178,000 or 0.15%.

 "At September 30, 2013, American National had $1,071,083,000 in deposits compared to $1,052,427,000 at September 30, 2012, an increase of $18,656,000 or 1.8%. This growth is concentrated in transaction accounts, which we consider core deposits. The struggle in this ongoing low, but likely transitioning, rate environment is to continue to grow core deposits, but do it in a cost effective and competitive manner. Our cost of deposits for the third quarter 2013 was 0.64%, down from 0.81% for the third quarter 2012.

 "On the income statement side, our earnings for the third quarter were strong at $4,243,000.  This is up $604,000 or 16.6% from the same quarter of 2012. On a diluted per share basis, earnings were $0.54 per share for the 2013 quarter compared to $0.46 per share for the 2012 quarter.

 "The impact of the fair value accounting from the MidCarolina merger continues to be favorable and significant. We had a pretax benefit of $1,522,000 for the third quarter of 2013, compared to $1,281,000 for the third quarter of 2012. Accretion during the 2013 quarter was favorably impacted by $400,000 in recoveries of loans charged off by MidCarolina prior to the merger. Looking forward, we expect the merger benefit will continue to accrete rapidly to income.

"There was no provision for loan loss expense for the 2013 quarter, which is $333,000 lower than the comparable 2012 quarter. The need for provision expense has been positively impacted by continued improvement in asset quality and significant loan recoveries.

"In noninterest expense, our costs improved $425,000 compared to the comparable quarter of 2012. We realized substantial savings from reductions in full time equivalent employees, which are down 28 (8.8%) over the past year. These reductions were mostly the result of retirements and normal attrition.

Haley concluded, "We are pleased with our third quarter earnings and we are very pleased with the beginning of year-over-year growth in our primary earning asset, loans. As we move to the final quarter of 2013 and look forward to 2014, we continue to focus on our strategic priorities of credit quality with growth."

Capital

American National's capital ratios remain strong and exceed all regulatory requirements.

Average shareholders' equity was 12.48% of average assets at September 30, 2013, compared to 12.32% at September 30, 2012.

 Book value per common share was $21.03 at September 30, 2013, compared to $20.66 at September 30, 2012.

Tangible book value per common share was $15.63 at September 30, 2013, compared to $15.03 at September 30, 2012.

Tangible common equity to tangible assets was 9.62% at September 30, 2013, compared to 9.35% at September 30, 2012.

Credit Quality Measurements

Non-performing assets, consisting of $4,647,000 of non-performing loans and $4,215,000 of foreclosed real estate, represented 0.67% of total assets at September 30, 2013, compared to 1.08% at September 30, 2012.

Annualized net charge-offs for the third quarter of 2013 were zero basis points (0.00%) of average loans, compared to net charge-offs of 22 basis points (0.22%) for the third quarter of 2012.

Annualized net (recoveries) charge-offs for the nine-month period ended September 30, 2013, were (0.05%) compared to 0.05% for the comparable period for 2012.

Net Interest Income

Net interest income before provision for loan losses decreased to $11,493,000 in the third quarter of 2013 from $11,500,000 in third quarter of 2012, a decrease of $7,000.

For the 2013 quarter, the net interest margin was 4.06% compared to 4.14% for the same quarter in 2012, a decrease of eight basis points (0.08%).

The small decline in net interest income and net interest margin was driven by falling yields on earning assets and lower levels of average outstanding loan balances. It was partially mitigated by higher accretion income and reduced cost of interest bearing liabilities.

Provision expense

Provision expense for the third quarter of 2013 was zero compared to $333,000 for the third quarter of 2012.

The allowance for loan losses as a percentage of total loans was 1.59% at September 30, 2013, compared to 1.50% at September 30, 2012.

Noninterest Income

Noninterest income totaled $2,767,000 in the third quarter of 2013, compared with $2,690,000 in the third quarter of 2012, an increase of $77,000 or 2.9%.

A variety of factors impacted noninterest income during the quarter. Increased trust income was offset by declines in mortgage banking income. Service charge income increased moderately during the quarter.

Noninterest Expense

Noninterest expense totaled $8,455,000 in the third quarter of 2013, compared to $8,880,000 in the third quarter of 2012, a decrease of $425,000 or 4.8%.

For the 2013 quarter compared to the 2012 quarter, there were significant cost reductions in personnel expense. Full time equivalent employees were reduced by 28 (8.8%) over the past year through a combination of retirements and normal attrition.

 About American National

American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.3 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving southern and central Virginia and north central North Carolina with 25 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $607 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.
Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."
Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; significant changes in securities markets; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.